Exhibit 5.1
Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

telephone:	(713) 651-5151	facsimile:	(713) 651-5246
August 1, 2008
Patterson-UTI Energy, Inc.
450 Gears Road, Suite 500
Houston, Texas 77067
Ladies and Gentlemen:
     We have acted as counsel to Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on Form S-8 (the “Registration Statement”) of an aggregate of 4,000,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), to be offered upon the terms and subject to the conditions set forth in the Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan, as amended (the “2005 Plan”). The Shares may consist of (i) the Company’s authorized but unissued shares of Common Stock (the “Original Issuance Shares”), (ii) previously issued shares of the Company’s Common Stock reacquired and held by the Company or (iii) shares of the Company’s Common Stock purchased on the open market.
     In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Restated Certificate of Incorporation, as amended, the Second Amended and Restated Bylaws of the Company, the 2005 Plan, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We have also examined the Company’s Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) with respect to the Shares.
     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.
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Patterson-UTI Energy, Inc.
August 1, 2008

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Original Issuance Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the 2005 Plan, will be duly and validly issued, fully paid and nonassessable.
     The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the federal laws of the United States of America and the General Corporation Law of the State of Delaware and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.